Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter Fiscal 2017 Financial Results

~3Q17 Net Sales of $109.1 million

~3Q17 Nutritional Food sales of $98.0 million

Qingdao, China and Rockville, Md. – February 9, 2017 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the third quarter of fiscal 2017 ended December 31, 2016.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Despite the intensified competition in the Chinese infant milk formula industry, we were able to maintain our net sales at a consistent level year-over-year with a 1.8% increase in sales of our core Nutritional Food segment. We are pleased to see ongoing strong sales momentum for our ultra-high temperature (“UHT”) liquid milk product that we launched under the ‘Dutchcow’ brand in the fourth quarter of fiscal 2016. We were actively involved in both online and offline sales activities, and were pleased that our sales of UHT liquid milk more than tripled in the December quarter when compared to the previous quarter. We believe this product is on its way to becoming a staple in the liquid milk market segment.”

Mr. Zhang continued, “In the December quarter, we experienced further market consolidation after new infant formula production regulation was announced by the Chinese government in June 2016. As a result, mom and baby stores are adjusting their business strategies and are realigning brands they carry in the store, reducing inventories of smaller brands, to make room for larger brands. While we believe this regulation is beneficial for the broader industry and larger players including Synutra over time, in the short term, the industry is undergoing an increase in promotional discounts. To capitalize on our opportunities ahead, we have been focused on establishing healthy and long-term relationships with our distributors and retail outlets by leveraging our unique knowledge and experience in professional nutrition training, education and consulting. Additionally, the adjustments at our French facility were completed at the end of December 2016 and we converted our French facility from construction in progress to fixed asset on December 31, 2016. We remain confident our made-in-France products will allow Synutra to better capitalize on the consolidation opportunities under the new government regulation.”

Third Quarter Fiscal 2017 Financial Results

Net sales were $109.1 million for the third quarter of fiscal 2017, a slight decrease of 0.2% from $109.3 million in the third quarter of fiscal 2016. Net sales from the Company’s Nutritional Food segment, which mainly includes branded powdered formula products and liquid milk products, were $98.0 million, or 89.8% of net sales, in the third quarter. This represents an increase of 1.8% from the prior year period’s sales of $96.3 million, or 88.1% of net sales. This increase was mainly attributable to a contribution of $12.7 million in sales of UHT liquid milk products under the DutchCow brand, a 9.3% increase in powered formula products by volume, and partially offset by an 18.9% decrease in average selling price, compared to the prior year period. Sales of powdered formula products increased to 8,358 metric tons in the third quarter, compared to 7,647 metric tons in the prior year period. The increase was primarily due to the increased sales volume of private label and adult formula products. Average selling price (“ASP”) was $10,204 per metric ton, compared to $12,588 per metric ton in the prior year period. The decrease in ASP was due to higher discounts to distributors and retail outlets and an unfavorable change in RMB to USD exchange rates.

Net sales from the Nutritional Supplement segment were $9.4 million, or 8.6% of net sales, compared to $10.6 million, or 9.7% of net sales, in the prior year period. This segment mainly consists of ingredients such as chondroitin sulfate sold to certain international pharmaceutical companies. The decrease was primarily due to minor fluctuations in orders from major customers of this segment.

Net sales from Other Business, which mainly includes imported whole milk powder and whey protein powder sold to industrial customers, were $1.6 million, or 1.5% of net sales, in the third quarter of fiscal 2017, compared to $2.4 million, or 2.2% of net sales, in the prior year period. Sales under this segment are opportunistic and fluctuate from quarter to quarter.

Gross profit was $42.5 million in the third quarter of fiscal 2017, compared to $55.4 million in the prior year period. Gross margin for the Nutritional Food segment was 41.2%, a decrease from 57.0% in the prior year period, primarily due to the decreased ASP of powered formula products, increased unit purchase cost of raw powder materials, and the increased sales of Dutch Cow UHT liquid milk with lower margin, which was launched in January 2016. Gross margin was 38.9%, a decrease from 50.7% in the prior year period. In addition to the decline in gross margin for the Nutritional Food segment, overall gross margin was negatively impacted by the depreciation of RMB against USD during the fiscal third quarter.

Selling and distribution expenses were $15.9 million in the third quarter of fiscal 2017, compared to $14.0 million in the prior year period. The increase was primarily due to additional expenses associated with the Company’s staff and certain distributors visiting the French facility. Advertising and promotional expenses were $12.2 million in the third quarter, consistent with $12.8 million in the prior year period. Selling and distribution, and advertising and promotion expenses combined accounted for 25.7% of sales, compared to 24.6% in the prior year period.

Income from operations was $6.9 million, or 6.3% of sales, in the fiscal third quarter, compared to $20.6 million, or 18.9% of sales, in the prior year period.

Net foreign currency exchange gain was $2.5 million in the third quarter of fiscal 2017, compared to a loss of $2.4 million in the prior year period. This gain was primarily due to the appreciation of the RMB against the Euro, as one of the Company’s PRC subsidiaries, whose functional currency is RMB, had borrowed significant loans denominated in Euro.

Net income was $5.1 million, compared to $12.3 million in the prior year period. Net income attributable to common stockholders was $4.9 million in the third quarter of fiscal year 2017, or $0.09 per basic share, compared to $12.0 million, or $0.21 per basic share, in the prior year period.

Nine Months ended December 31, 2016 Financial Results

Net sales for the first nine months of fiscal 2017 ended December 31, 2016 were $269.6 million, compared to $278.9 million in the prior year period. Net sales from the Nutritional Food segment were $248.7 million, or 92.3% of net sales, compared to $248.2 million, or 89.0% of net sales, in the prior year period.

Gross profit was $113.8 million for the first nine months of fiscal 2017, compared to $137.9 million in the prior year period. Gross margin decreased to 42.2% from 49.4% in the prior year period.

Income from operations was $18.9 million for the first nine months of fiscal 2017, compared to $46.0 million in the prior year period. Included in the first nine months fiscal 2017 operating income was a $2.8 million loss on purchase contract as the Company’s French facility was not able to begin taking in raw milk from suppliers from the previously agreed date, and therefore had to pay the supplier or third party processors to process the raw milk. The Company no longer had loss on the purchase contract from June 2016 after its milk processing tower began trial operations.

Net income was $7.8 million, compared to $20.9 million in the prior year period. Net income attributable to common stockholders was $7.7 million for the first nine months of fiscal 2017, or $0.14 per basic share, compared to $20.1 million, or $0.35 per basic share, in the prior year period.

Balance Sheet

As of December 31, 2016, the Company had cash and cash equivalents of $51.4 million and restricted cash of $204.6 million, including the current and non-current portions. Net accounts receivable increased to $28.3 million from $19.6 million as of September 30, 2016. The Company’s inventory position increased to $129.4 million from $120.3 million as of September 30, 2016, as the Company is still in the process of streamlining its inventory management at the French facility. Total debt was $511.5 million, including $163.4 million of short-term debt and $76.2 million of long-term debt due within one year, representing a decrease of $20.9 million from last quarter. Net debt, which is total debt net of cash and restricted cash, decreased to $255.5 million from $285.5 million as of September 30, 2016.

Fiscal 2017 Financial Outlook

Prior fiscal 2017 guidance was based on the expectation that the Company’s French project would commence formal operations with stable production in December 2016. Given the impact associated with additional French project production delays, the Company expects to generate lower sales from bulk milk and whey protein powder from the French facility this year, and expects that the French facility will report a net loss for the fourth quarter as we start to include its profitability to our overall income statement starting from January 1, 2017. The Company is therefore adjusting its fiscal 2017 sales outlook from previously announced $400 to $450 million to total net sales of between $350 to $400 million and the fiscal 2017 net income outlook from the previously announced $10 to $15 million to net income of between $0 to $5 million. The Company has not factored in additional foreign exchange impact into its fiscal 2017 forecast, aside from its fiscal nine months results. Synutra remains highly optimistic about its growth potential as its made-in-France products become widely available for retail sales in the China market.

Conference Call Details

The Company will hold a conference call on Friday, February 10, 2017 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (845)-675-0438
China Toll Free:	400-120-0654
Conference ID:	66846470

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2016, this network comprised over 990 independent distributors and over 270 independent sub-distributors who sell Synutra products in approximately 27,680 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Synutra International, Inc.

Consolidated Balance Sheets

Dollars and shares in thousands, except per share data

	December 31, 2016	March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$51,401	$102,667
Restricted cash	32,362	77,787
Accounts receivable, net of allowance of $806 and $1,435, as of December 31, 2016 and March 31, 2016, respectively	28,315	29,911
Inventories	129,447	98,360
Due from related parties	1,080	2,486
Receivable from disposal of a subsidiary	997	1,161
Deferred tax assets	14,630	15,781
Prepayments and other current assets	48,041	30,675
Investment held at trust	-	3,169
Total current assets	306,273	361,997

Property, plant and equipment, net	302,938	294,185
Land use rights, net	7,811	8,541
Intangible assets, net	2,802	2,661
Restricted cash	172,236	128,397
Due from related parties	-	2,223
Deferred tax assets	4,102	3,481
Long-term loan receivable	7,208	9,286
Other non-current assets	12,564	6,326
TOTAL ASSETS	$815,934	$817,097

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$163,379	$95,175
Long-term debt due within one year	76,209	95,504
Accounts payable	71,642	76,862
Income taxes payables	1,794	2,721
Due to related parties	205	132
Advances from customers	30,111	25,186
Other current liabilities	48,805	49,617
Total current liabilities	392,145	345,197

Long-term debt	271,872	315,512
Deferred government subsidies	6,699	7,196
Capital lease obligations	6,447	7,315
Other long-term liabilities	4,199	5,077
Total liabilities	681,362	680,297

Equity:
Common stockholders’ equity:
Common stock, $.0001 par value: 250,000 shares authorized; 57,301 shares issued and 56,691 shares outstanding as of both December 31, 2016, and March 31, 2016	6	6
Additional paid-in capital	134,693	134,693
Accumulated deficit	-7,065	-14,810
Accumulated other comprehensive income	2,427	13,352
Total common stockholders’ equity	130,061	133,241

Noncontrolling interest	4,511	3,559
Total equity	134,572	136,800

TOTAL LIABILITIES AND EQUITY	$815,934	$817,097

Synutra International, Inc.

Consolidated Statements of Operations

Dollars in thousands, except per share data

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015

Net sales	$109,053	$109,256	$269,622	$278,933
- including sales to related parties	4,406	3,593	11,495	8,946
Cost of sales	66,578	53,891	155,830	141,031
Gross profit	42,475	55,365	113,792	137,902

Selling and distribution expenses	15,898	14,001	40,591	40,569
Advertising and promotion expenses	12,156	12,835	29,223	30,921
General and administrative expenses	7,678	8,000	22,622	20,701
Loss on supply contract	0	0	2,833	0
Government subsidies	146	105	403	307
Income from operations	6,889	20,634	18,926	46,018

Interest expense	3,580	4,117	10,471	12,495
Interest income	1,814	2,179	5,615	6,713
Foreign currency exchange gain (loss), net	2,477	(2,423)	(1,851)	(10,975)
Other expense, net	104	179	291	599
Income before income tax expense	7,496	16,094	11,928	28,662

Income tax expense	2,359	3,823	4,142	7,754
Net income	5,137	12,271	7,786	20,908

Net income attributable to the noncontrolling interest	192	233	41	768
Net income attributable to common stockholders	$4,945	$12,038	$7,745	$20,140

Weighted average common stock outstanding - basic and diluted	56,691	57,026	56,691	57,163
Earnings per share - basic and diluted	$0.09	$0.21	$0.14	$0.35